Exhibit 10.17
Agreement for Severance Benefits and
Restrictive Covenants
This AGREEMENT FOR SEVERANCE BENEFITS AND RESTRICTIVE COVENANTS (“Agreement”) is entered into between IASIS Management Company, a Delaware corporation (“Company”), and Carolyn Rose (“Employee”), as of March 1, 2001 (the “Effective Date”). The Company and Employee are sometimes referred to herein individually as “Party” and collectively as the “Parties”.
WHEREAS, Employee is currently employed by the Company to provide executive and administrative services in her capacity as Chief Executive Officer of Health Choice Arizona, Inc., an affiliate of the Company (“Health Choice”);
WHEREAS, as consideration for the severance benefits herein described and the other covenants herein provided, Employee is willing to enter into certain restrictive covenants in favor of the Company as set forth in this Agreement; and
NOW, THEREFORE, as consideration for the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
1. Covenants Against Competition
(a) Company Business; Exposure to Confidential Matters. Employee acknowledges that (i) the Company and its Affiliates (as hereinafter defined) are engaged in the ownership, operation and management of acute care hospitals, and related healthcare facilities, including Health Choice (all of which are referred to collectively as the “Company Business”) and (ii) Employee’s work relating to Company Business will bring Employee into close contact with information regarding the Company and its Affiliates that is not readily available to the public. For purposes of this Agreement, the term “Affiliates” means all persons that, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.
(b) Covenant Not to Compete. After Employee’s termination of employment and continuing for a period of fifteen (15) months following the termination of Employee’s employment with the Company, in the event Employee’s employment is terminated voluntarily by Employee or for cause by the Company (as defined below in Section 5(f)) (collectively, the “Restricted Period”), Employee covenants and agrees that Employee will not, without the prior written consent of the Company, engage in any business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity, that is competitive with Health Choice; provided, however, that Employee may, without violating this Section 1(b), (a) own, directly or indirectly, solely as an investment, securities of any entity that is competitive with Health Choice if Employee (i) does not own, directly or indirectly, five percent (5%) or more of any class of the securities of such entity, and (ii) does not participate in the business of such entity, and (b) perform uncompensated services for any tax exempt organization within the meaning of section 170(c) of the Internal Revenue Code.

2. Confidential Information. Employee covenants and agrees that during employment with the Company and continuing until the termination of the Restricted Period, Employee will keep secret and not disclose to any person, other than authorized representatives of the Company and its Affiliates, or appropriate to Employee’s own use or the use of any person other than the Company and its Affiliates, any Confidential Information (as hereinafter defined). For purposes of this Agreement, the term “Confidential Information” means all secret or confidential information or knowledge pertaining to the Company Business heretofore or hereafter disclosed, communicated or otherwise learned or made known to Employee while an employee of the Company, including without limitation trade know-how, trade secrets, patient records, patient lists and other patient information, customer or similar lists, pricing policies, operational methods, marketing plans or strategies, financial statistics, financial projections and other financial information, business acquisition plans, new personnel acquisition plans, drawings, designs and design projects, inventions, research and developments, projects, and other information, written or oral, marked, identified as or reasonably understood to be confidential at the time of disclosure to Employee by, through or on behalf of the Company or any of its Affiliates. Notwithstanding the foregoing, information shall not be deemed Confidential Information for purposes of this Agreement to the extent (a) disclosure of such information is required pursuant to applicable law or order of a court or other tribunal; (b) such information is in or subsequently enters the public domain through means other than direct or indirect disclosure in violation of this Agreement; or (c) such information is lawfully received from a third party who is not subject to restriction on further disclosure. In addition to the foregoing, Employee shall abide by such other policies and procedures as IASIS and/or the Company may adopt, from time to time, regarding privacy and confidentiality.
3. Employees of the Company and its Affiliates. After Employee’s termination of employment and during the Restricted Period, without the prior written consent of the Company, Employee shall not directly or indirectly through any other person hire or solicit for hire any person who is employed by the Company or one of its Affiliates at the time of the termination of Employee’s employment and who is employed by the Company at the time of such hiring or solicitation; provided, however, nothing in this Section 3 shall prevent Employee from hiring an employee of the Company or its Affiliates as a result of such employee’s unsolicited response to job opportunities, including advertisements placed in newspapers, magazines or similar media of general circulation to the public.

4. Property of the Company and its Affiliates. Employee will make full and prompt disclosure to the Company of all inventions, improvements, formulas, data, programs, processes, discoveries, methods, developments, software, Internet website addresses (URLs), and works of authorship, whether or not copyrightable, trademarkable or patentable, which relate to actual or anticipated Company Business and either (i) are created, made or conceived by Employee, either alone, under his direction or jointly with others during the period of his employment with the Company, (ii) result from work performed by Employee for the Company or (iii) result, to any extent, from use of the Company’s premises or property (all of which are collectively referred to in this Agreement as “Works”). All Works shall be the sole property of the Company, and, to the extent that the Company is not already considered the owner thereof as a matter of law, Employee hereby assigns to the Company, without further compensation, all his right, title and interest in and to such Works and any and all related intellectual property rights (including, but not limited to, patents, patent applications, copyrights, copyright applications, and trademarks) in the United States and elsewhere, and Employee agrees to cooperate with the Company to provide such additional documentation as may be necessary to carry out the intent of this Section 4.
5. Severance Benefits. As consideration for Employee’s execution of this Agreement, the Company hereby agrees to provide Employee the following severance benefits (the “Severance Benefits”) upon termination of Employee’s employment without cause by the Company:
(a) Severance Payment. So long as Employee is not in material breach of any provision of this Agreement, the Company agrees to pay Employee severance in an amount equal to Employee’s monthly base salary at the time of termination for a period of nine (9) consecutive months (the “Severance Period”), less applicable federal and state taxes, Employee’s portion of benefits premiums, withholdings and other appropriate payroll deductions. This severance payment shall be payable beginning the immediately succeeding routine payroll period after Employee’s employment by the Company is terminated and continuing monthly to the end of the Severance Period. During the Severance Period, the Company will continue to pay its portion of Employee’s benefits premiums pursuant to Section 5(d) of this Agreement below.
(b) Unused Vacation Payment. Additionally, on or before the time of the Company’s immediately succeeding routine payroll period after Employee’s employment by the Company is terminated, the Company will make a one-time cash payment to Employee in an amount equal to all of Employee’s unused sick leave, vacation time and/or paid time off (consistent with Company policy for employees of the Company with similar rank or pay grade level as Employee), less applicable federal and state taxes, benefits and other withholding payable.
(c) Outplacement Assistance. As additional consideration of the promises contained herein, immediately upon termination of Employee’s employment by the Company, the Company shall pay Employee Two Thousand Five Hundred and No/100 Dollars ($2,500.00) to provide Employee with outplacement assistance, including resume preparation, interview technique, and lead generation and which amount shall be paid on or before the time of the Company’s immediately succeeding routine payroll period after Employee’s employment by the Company is terminated.

(d) COBRA continuation coverage. Employee shall have a right to continue coverage under the Company’s group medical or health benefits plans in accord with the provisions of 29 U.S.C. § 1161, as amended (“COBRA”). Employee may exercise the option of continuing such coverage consistent with, for the duration allowed by, and under the conditions imposed under applicable federal and state laws. If Employee elects COBRA coverage, the Company will subsidize the cost of premiums for the Employee so that premiums charged to Employee do not exceed those charged to active Employees for the 18-month term COBRA is in effect.
(e) Stock Options. Upon termination of employment by the Company, treatment of any vested and unvested incentive stock options granted to Employee by the Company during the term of employment shall be governed by separate Stock Option Plan and Stock Option Agreement entered into by the parties, and nothing herein shall be deemed to modify any such stock option arrangement.
(f) Cause. For purpose of this Agreement, the following shall constitute “cause” for termination: (i) Employee commits any act of gross negligence, incompetence, fraud or willful misconduct causing harm to the Company, (ii) the conviction of Employee of a felony that could adversely affect the Company or its reputation, (iii) Employee intentionally obtains personal gain, profit or enrichment at the expense of the Company or from any transaction in which Employee has an interest which is adverse to the interest of the Company unless Employee shall have obtained the prior written consent of the Company’s Board of Directors, (iv) Employee willfully acts in a manner which is materially detrimental or damaging to the Company’s reputation, business operations or relations with its employees, suppliers, payors or physicians, or (v) any material breach by Employee of this Agreement, which breach remains uncorrected for a period of fifteen (15) days after receipt by Employee of written notice from the Company setting forth the breach. In the event Employee’s employment is terminated for cause, Employee shall be entitled to receive all base salary and benefits to be paid or provided to Employee by the Company through the date of termination and no more.
6. Termination for Good Reason. At any time within twelve (12) months after a Change in Control (as defined below), Employee’s employment with the Company may be terminated by Employee by written notice of his resignation (“Notice of Resignation”) upon the occurrence of any of the following events without the consent of Employee (each of which shall constitute “Good Reason” for resignation): (i) the removal of Employee from or the failure to elect or re-elect Employee to the position of Chief Executive Officer of Health Choice, (ii) any material reduction by the Company of Employee’s duties or responsibilities or the assignment to Employee of duties materially inconsistent with such position, or (iii) any material breach by the Company of this Agreement, which breach remains uncorrected for a period of fifteen (15) days after receipt by the Company of written notice from Employee. Notwithstanding the provisions of clause (i) or (ii) above, in the event that Employee is elected as Chief Executive Officer of a division or subsidiary of any entity which acquires the business of Health Choice as a result of acquisition of control of more than 50% of the voting securities of the Company, the appointment to such position shall not, by itself, constitute Good Reason for purposes of this Agreement. In the event that Employee resigns within twelve (12) months after a Change in Control for Good Reason pursuant to this Section 6, Employee shall be entitled to receive the Severance Benefits as described in Section 5 as if Employee had been terminated without cause.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred (A) at such time as any Person (as defined in Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended from time to time (the “Exchange Act”)) or “group” of Persons (as defined in Section 13(d) of the Exchange Act), other than IASIS Healthcare Corporation or any of the parties to the Stockholders Agreement dated October 7,1999, among the Company, JLL Healthcare, LLC, a Delaware limited liability company, and certain other stockholders, as the same may be amended (the “Stockholders Agreement”), directly or indirectly, acquires beneficially or of record, more than 50% of the outstanding voting securities of Health Choice or (B) upon a sale of all or substantially all of the assets of the Health Choice.
7. Indemnity and Insurance. In the event Employee was, is or becomes a party or witness or other participant in, or is threatened to be made a party to or witness or participant in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation (whether instituted by the Company or any other party) that Employee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, which arises out of an Indemnifiable Event (as defined below), the Company shall indemnify Employee and hold Employee harmless to the fullest extent permitted by law as soon as practicable, but in any event no later than thirty days after written demand is presented to the Company, against any and all expenses, judgments, fines, penalties and amounts paid in settlement of such claim, including reasonable attorneys’ fees and other related costs and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to defend, be a witness in or participate in any claim, and all interest, assessments and other charges paid or payable in connection with or in respect thereof. As used herein, the term “Indemnifiable Event” shall mean any event or occurrence related to the fact that Employee is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Employee in any such capacity. If so requested by Employee, the Company shall advance (within two business days of such request) to Employee any and all expenses, including reasonable attorneys’ fees and other reasonable costs and obligations paid or incurred in investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any Indemnifiable Event. To the extent the Company maintains an insurance policy or policies providing officers liability insurance, Employee shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer.

8. Rights and Remedies Upon Breach. If Employee breaches, or threatens to commit a breach of, any of the provisions of Section 1,2, 3, or 4 of this Agreement (collectively, the “Restrictive Covenants”), the Company shall have the right and remedy, in addition to, and not in lieu of, any other rights and remedies available to the Company, to have any of the Restrictive Covenants specifically enforced by any court having jurisdiction, without the posting of bond or other surety, it being hereby acknowledged and agreed by Employee that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.
9. Enforceability of Restrictive Covenants. Employee acknowledges that the Restrictive Covenants are reasonable and necessary to protect the business of the Company and its Affiliates and that adequate consideration has been given therefor. Accordingly, if any provision of the Restrictive Covenants is determined by a court of competent jurisdiction to be unenforceable by reason of the duration of such provision or geographical area covered thereby being too extensive, or by reason of such provision being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable and the Restrictive Covenants, in such form, shall then be enforceable and shall be enforced. In addition, if it is determined that any provision of the Restrictive Covenants is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected, but shall be given full effect, without regard to the invalid provisions.
10. Notice. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given (a) on the date of delivery, when delivered in person, (b) on the date of transmission, when delivered by facsimile or other electronic transmission with confirmation of receipt, (c) on the date following dispatch if placed with a nationally recognized overnight courier or delivery service maintaining records of receipt, or (d) two (2) days following deposit in the mail when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision, provided that in such event such notice shall be effective only upon receipt):
(a)    If to the Company:
IASIS Management Company
c/o IASIS Healthcare Corporation
113 Seaboard Lane, Ste. A-200
Franklin, Tennessee 37067
Attn: Chief Executive Officer

(b)    If to Employee:
Carolyn Rose
1261 Catter La.
Park City, UT 84098
11. Warranties. As a material inducement to the Company to enter into this Agreement, Employee represents and warrants to the Company as follows: (a) Employee is not a party to any other agreement or obligation that would prohibit, limit or restrict Employee’s power, rights or ability to serve as an employee of the Company or enter into this Agreement and to perform Employee’s duties and obligations hereunder; and (b) performance of Employee’s obligations hereunder or as an employee of the Company will not violate or conflict with any agreement to which Employee is presently subject.
12. Controlling Law and Performability. The laws of the State of Delaware shall govern the execution, validity, interpretation and performance of this Agreement.
13. Additional Instruments. The Parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.
14. Entire Agreement and Amendments. This Agreement contains the entire agreement of the Parties relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
15. No Assurance of Employment. Nothing in this Agreement shall be construed as an obligation on the part of the Company to employ Employee for any period of time or in any position, it being intended that Employee shall be deemed an “employee at will” of the Company.
16. Assignments. The Company may freely assign its rights and obligations under this Agreement, whether by operation of law or otherwise. The rights and obligations of Employee under this Agreement are personal to Employee, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.
17. Effect of Agreement. Subject to the provisions of Section 16 of this Agreement with respect to assignments, this Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs, executors, administrators, legal representatives and assigns and the Company and its respective successors and assigns.

18. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.
19. Waiver of Breach. The waiver by either Party of a breach of any provision of the Agreement by the other Party shall not operate or be construed as a waiver by such Party of any subsequent breach by such other Party.
20. Headings. Headings used in this Agreement are for convenience of reference only and for no other purpose.
IN WITNESS WHEREOF, the Parties have executed this Agreement on and caused the same to be duly delivered on their behalf on the day and year first written above.

IASIS Management Company, a Delaware corporation
By:	/s/ John K. Crawford
John K. Crawford
Executive Vice President & Chief Financial Officer

EMPLOYEE:
/s/ Carolyn Rose
Print Name: Carolyn Rose